Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Hanover Direct, Inc Wayne P. Garten Chief Executive Officer Tel: (201) 272-3406	MWW Group Rich Tauberman Tel: (201) 507-9500

HANOVER DIRECT ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER AND CLOSING OF GUMP’S SALE

WEEHAWKEN, NJ, March 18, 2005 — Hanover Direct, Inc. (PINK SHEETS: HNVD) today announced that it had appointed John Swatek to serve as its Senior Vice President, Chief Financial Officer and Treasurer commencing April 2005. Mr. Swatek will report directly to Wayne P. Garten, the Company’s Chief Executive Officer. Prior to joining the Company, Mr. Swatek most recently served as Vice President and Controller of Linens ‘n Things, Inc. where he held various positions beginning in 2001. Prior to joining Linens ‘n Things, Inc., Mr. Swatek was employed by Micro Warehouse from 1997 through 2001, serving as its Senior Vice President, Finance from 2000 to 2001.

Mr. Swatek succeeds Charles E. Blue, who resigned effective as of March 8, 2005. Wayne P. Garten has served as acting Chief Financial Officer during the interim period.

The Company also announced the completion of its previously announced sale of the stock of Gump’s Corp. and Gump’s By Mail, Inc. to Gump’s Holdings, LLC, an investor group comprised of two venture capital firms and a private investment firm, for $8.5 million.

About Hanover Direct, Inc.

Hanover Direct, Inc. (PINK SHEETS: HNVD) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company’s catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Undergear and Scandia Down. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company’s third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company’s catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.